Exhibit 99.1

GeoVax Reports 2022 Second Quarter Financial Results

and Provides Corporate Update

Advancing Phase 2 Clinical Trials for COVID-19 and Immuno-Oncology

Evaluation of Company’s Vaccine Platform Against Monkeypox Underway

ATLANTA, GA, August 3, 2022 – GeoVax Labs, Inc. (NasdaqCM: GOVX), a biotechnology company developing vaccines and immunotherapies against infectious diseases and cancers, today announced its financial results for the quarter ended June 30, 2022.

GeoVax’s management will host a live conference call and webcast at 4:30 p.m. Eastern Standard Time on Wednesday, August 3 to provide a general business update and discuss financial results. Details are provided further below.

Six Month 2022 Highlights

COVID-19 VACCINE DEVELOPMENTS & PROGRESS

Phase 2 Trials – GEO-CM04S1 – GEO-CM04S1 is being studied in a Phase 2 clinical trial (NCT04977024) as a primary vaccine for immunocompromised cancer patients who have difficulty producing antibodies and largely depend on T cells to protect against the virus responsible for COVID-19. In this study, CM04S1 is being directly evaluated in comparison to the Pfizer/BioNTech mRNA authorized vaccine.

GEO-CM04S1 is also being evaluated in a Phase 2 vaccine booster trial format (NCT04639466), which is aimed at evaluating how GEO-CM04S1 may boost pre-existing vaccine immunity to spike while also inducing a strong immune response to nucleocapsid. GEO-CM04S1 is unique to other COVID-19 vaccines in that it targets both the spike and nucleocapsid proteins. In contrast, the current U.S. Food and Drug Administration-approved COVID-19 vaccines only target the spike protein.

During the second quarter of 2022, the Investigational New Drug (IND) applications for each of these clinical trials were successfully transferred from City of Hope to GeoVax, and GeoVax is now focused on accelerating patient enrollment for the studies.

In March 2022, data from a Phase 1 study of GEO-CM04S1 (formerly known as COH04S1) were published in the peer-reviewed journal, The Lancet Microbe. The publication, accessible here, reports data showing that GEO-CM04S1 produced robust neutralizing antibodies and T cells against SARS-CoV-2 with no significant side effects. These data confirm the powerful dual action of the GeoVax vaccine, an important feature given the multiple mutations in spike, leading to variants of concern and inconsistent protection from existing FDA-approved vaccines. Should a new mutation arise in the spike antigen that interferes with antibody recognition, a person vaccinated with our vaccine may still have substantial T cell immunity against both the nucleocapsid and spike antigens.

More recently, in July, additional analyses of data from the Phase 1 study of GEO-CM04S1 published in the peer-reviewed journal, iScience (accessible here) show that GEO-CM04S1 demonstrated potent and equivalent T-cell cross-reactivity against Delta and Omicron variants. These findings suggest that T-cell immunity stimulated by GEO-CM04S1 may constitute a critical second line of defense to provide long-term protection against SARS-CoV-2 variants.

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Pan-Coronavirus Vaccine (GEO-CM02) – In addition to the clinical programs for GEO-CM04S1 for COVID-19, GeoVax continued to assess GEO-CM02 as a potential single-dose universal coronavirus vaccine during the first quarter. This program was supported by a Small Business Innovation Research (SBIR) grant from the NIH during 2021. In small animal studies, the Company measured functional immune responses after a single dose that mediated protection from infection and pathogenesis, including protection against the more virulent Beta variant.

GeoVax recently initiated additional preclinical studies to prepare for IND filing and subsequent human clinical trials.

IMMUNO-ONCOLOGY DEVELOPMENTS & PROGRESS

Phase 1/2 Trial – Gedeptin® – A Phase 1/2 trial (NCT03754933) evaluating the safety and efficacy of repeat cycles of Gedeptin therapy in patients with recurrent head and neck squamous cell carcinoma (HNSCC) that have tumor(s) accessible for injection and no curable treatment options, is ongoing at Stanford University in collaboration with Emory University. The trial design involves repeat administration using Gedeptin, followed by systemic fludarabine, to gain additional information prior to expansion towards a larger patient trial. The initial stage of the study is being funded by the FDA under its Orphan Products Clinical Trials Grants Program. The FDA has also granted Gedeptin Orphan Drug Status for the intra-tumoral treatment of anatomically accessible oral and pharyngeal cancers, including cancers of the lip, tongue, gum, floor of mouth, salivary gland and other oral cavities.

This trial is currently being expanded to a multi-site trial with a focus on accelerated patient enrollment.

MVA-VLP-MUC1 for Solid Tumor Cancers – In March, GeoVax announced that the U.S. Patent and Trademark Office issued Patent No. 11278607, pursuant to the Company’s patent application No. 16/068,527 titled, “Compositions and Methods for Generating an Immune Response to a Tumor Associated Antigen.” The claims granted by the patent generally cover GeoVax’s vector platform for expressing tumor associated antigens in virus-like particles (VLPs) from a Modified Vaccinia Ankara (MVA) viral vector and encompass GeoVax’s Mucin 1 (MUC1) tumor-associated antigen immunotherapy candidate. The Company uses its GV-MVA-VLPTM vaccine platform to express abnormal, aberrantly glycosylated forms of the cell surface-associated MUC1 protein that is associated with a wide range of cancers, including breast, colon, ovarian, prostate, pancreatic, and lung.

GeoVax recently began an animal study with Dr. Pinku Mukherjee at the University of North Carolina at Charlotte to define the optimal course and schedule of vaccination to define a protocol that can be evaluated in a Phase 1 clinical trial for the Company’s MVA-VLP-MUC1 immunotherapy candidate.

HEMORRHAGIC FEVER VIRUS VACCINES DEVELOPMENT & PROGRESS

In July, GeoVax announced the publication of a peer-reviewed animal efficacy study of its modified vaccine Ankara (MVA) vectored vaccine against Sudan ebolavirus (SUDV) in Nature Partner Journals (NPJ) Vaccines. GeoVax’s vaccine, MVA-VLP-SUDV, combines the advantages of the immunogenicity of a live attenuated vaccine vector with the authentic conformation of VLPs. The vaccine expresses minimal components to generate self-assembling VLPs in the vaccinee: the envelope glycoprotein GP and the matrix protein VP40. Guinea pigs vaccinated with one dose of MVA-VLP-SUDV generated SUDV-speciﬁc binding and neutralizing antibody responses as well as Fc-mediated protective effects. These responses were boosted by a second vaccine dose. All vaccinated animals which received either one or two vaccine doses were protected from death and disease symptoms following challenge with a lethal dose of SUDV. These data demonstrate single dose protection and potency of the MVA-VLP platform for use in emergency situations to contain outbreaks. The next stage of testing involving nonhuman primates is nearing completion.

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MODIFIED VACCINIA ANKARA (MVA) & MONKEYPOX

The vaccine used and stockpiled for immunization against Monkeypox is MVA, which is also the vaccine vector utilized in numerous GeoVax vaccines targeting COVID-19, Hemorrhagic fever viruses (e.g., Sudan ebolavirus and Zaire ebolavirus), HIV, Zika and the GeoVax MVA-VLP-MUC1 cancer immunotherapy. Previous peer-reviewed publications reviewed the successful prevention of Monkeypox in non-human primate models by GeoVax MVA-based HIV vaccines:

Earl, P.L., Americo, J.L., Wyatt, L.S., Anne Eller, L., Montefiori, D.C., Byrum, R., Piatak, M., Lifson, J.D., Rao Amara, R., Robinson, H.L., Huggins, J.W., Moss, B.  Recombinant modified vaccinia virus Ankara provides durable protection against disease caused by an immunodeficiency virus as well as long-term immunity to an orthopoxvirus in a non-human primate.  Virology 15:84-97, 2007.

Nigam, P., Earl, P.L., Americo, J.L., Sharma, S., Wyatt, L.S., Edghill-Spano, Y., Chennareddi, L., Silvera, P., Moss, B., Robinson, H.L., Amara, R.R.  DNA/MVA HIV-1 AIDS vaccine elicits long-lived vaccinia virus-specific immunity and confers protection against a lethal monkeypox challenge.  Virology 366:73-83.

Currently, evaluation is underway related to GEO-CM04S1 and the prevention of Monkeypox. It is anticipated that the results will demonstrate successful protection, validating that GEO-CM04S1 is protective against both COVID-19 and Monkeypox. GeoVax also anticipates validating its hemorrhagic fever virus vaccines as protective against Monkeypox, potentially providing unique vaccines preventing both hemorrhagic fever virus and Monkeypox virus in a single vaccine.

OPERATIONAL RESOURCES STRENGTHENED

During the first six months of 2022, GeoVax strengthened its organizational and operational resources in several areas to support our advancement through clinical development and regulatory registration. These included:

-	the appointment of Kelly T. McKee, Jr., M.D., M.P.H., to serve as Chief Medical Officer.
-	the appointment of Jeffrey Welch to serve as Head, Process Development and Manufacturing Operations.
-	the appointment of John W. Sharkey, Ph.D. to serve as Vice President, Business Development.
-	the full-time engagement of Mark J. Newman, Ph.D. as Chief Scientific Officer. Dr. Newman previously worked on a part-time basis.
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the creation and staffing of two new positions: Director, Clinical Operations (Erica Raiden) and Director, Project Management (Ashley Zuniga, Ph.D.), both key to effective management of our expanded operations.

-	the engagement of Allucent (formerly known as CATO SMS) to manage the ongoing Phase 1/2 trial of Gedeptin® therapy in patients with recurrent head and neck squamous cell carcinoma.
-	the further engagement of Allucent to manage the two ongoing Phase 2 clinical trials of GEO-CM04S1, against SARS-CoV-2.

CAPITAL RESOURCES STRENGTHENED

In May, GeoVax added to its cash resources through a follow-on offering and private placement of common stock and warrants with net proceeds of approximately $18.5 million, supplementing the $9.2 million raising in January 2022. GeoVax’s cash balances at June 30, 2022 stood at $30.9 million.

Management Commentary

David Dodd, GeoVax’s Chairman and CEO, commented, “Our corporate priorities continue to be the clinical programs for SARS-CoV-2 and Gedeptin and we are focused on expanding the clinical sites for these trials and accelerating patient enrollment. The May funding, combined with our previous financing event in January, provides us with the resources to advance these programs, including the production of additional drug product for use in the clinical trials. We are also now well-positioned to advance the preclinical studies for our pan-coronavirus vaccine candidate (GEO-CM02) and our MVA-VLP-MUC1 cancer immunotherapy program to further solidify our exciting pipeline of human vaccines and immunotherapies. We look forward to providing additional updates on our continued progress throughout the remainder of 2022.”

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Financial Review

GeoVax reported a net loss of $2,241,699 ($0.21 per share) for the three months ended June 30, 2022, compared to a net loss of $1,314,033 ($0.18 per share) for the same period in 2021. For the six months ended June 30, 2022, the Company’s net loss was $4,669,214 ($0.47 per share) as compared to a net loss of $2,876,811 ($0.49 per share) in 2021.

Grant and collaboration revenues were $-0- and $81,526 for the three-month and six-month periods of 2022, respectively, as compared to $79,708 and $190,125 reported for the comparable periods of 2021.

Research and development expenses were $1,307,177 and $2,637,721 for the three-month and six-month periods of 2022, respectively, as compared to $832,835 and $1,435,618 for the comparable periods of 2021, with the increases primarily due to higher personnel and consulting costs, costs of manufacturing materials for use in clinical trials, and a generally higher level of activity.

General and administrative expenses were $935,311 and $2,114,335 for the three-month and six-month periods of 2022, respectively, as compared to $733,499 and $1,805,209 for the comparable periods of 2021, with the increases primarily attributable to higher personnel costs (including the use of external consultants) and patent costs.

GeoVax reported cash balances of $30.9 million at June 30, 2022, as compared to $11.4 million at December 31, 2021. Contributing to the increase in cash balances during the six-month period were net proceeds $18.5 million from a follow-on offering and private placement during May and $9.2 million from a private placement of common stock and warrants in January.

Summarized financial information is attached. Further information is included in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

Conference Call

Management will host a conference call at 4:30 p.m. ET on Wednesday, August 3, 2022 to review financial results and provide an update on corporate developments. Following management’s formal remarks, there will be a question-and-answer session.

Participants are asked to pre-register for the call via the following link:

https://dpregister.com/sreg/10169470/f3bd71e646

Registered participants will receive their dial-in number upon registration and will dial directly into the call without delay. Those without Internet access or who are unable to pre-register may dial in by calling 1-866-777-2509 (domestic) or 1-412-317-5413 (international). All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the GeoVax call.

The conference call will be available through a live webcast found here:

https://event.choruscall.com/mediaframe/webcast.html?webcastid=A9WC5AAd

A webcast replay of the call will be available via the same link as the live webcast approximately one hour after the end of the call through November 3, 2022. A telephonic replay of the call can be accessed by calling 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and using access code 1768209. The telephonic replay will be available until August 17, 2022.

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About GeoVax

GeoVax Labs, Inc. is a clinical-stage biotechnology company developing human vaccines and immunotherapies against infectious diseases and cancer using novel proprietary platforms. GeoVax’s product pipeline includes two ongoing Phase 2 clinical trials of GEO-CM04S1 for COVID-19 as a universal booster vaccine to mRNA vaccines authorized by the U.S. Food and Drug Administration (FDA) and as a primary vaccine for use in immunocompromised patients. In addition to GEO-CM04S1 for COVID-19, GeoVax is developing GEO-CM02 as a pan-coronavirus vaccine. The Company is also conducting a Phase 1/2 clinical trial of Gedeptin® for treatment of head and neck cancer. Gedeptin® has been granted orphan drug status by the FDA. Additional research and development programs include preventive vaccines against Zika Virus, hemorrhagic fever viruses (Ebola, Sudan, Marburg, and Lassa) and malaria, as well as immunotherapies for multiple solid tumors. The Company’s portfolio of wholly owned, co-owned, and in-licensed intellectual property stands at over 70 granted or pending patent applications spread over 20 patent families.

For additional information about GeoVax, visit our website: www.geovax.com.

Forward-Looking Statements

This release contains forward-looking statements regarding GeoVax’s business plans. The words “believe,” “look forward to,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax is able to obtain acceptable results from ongoing or future clinical trials of its investigational products, GeoVax’s immuno-oncology products and preventative vaccines can provoke the desired responses, and those products or vaccines can be used effectively, GeoVax’s viral vector technology adequately amplifies immune responses to cancer antigens, GeoVax can develop and manufacture its immuno-oncology products and preventative vaccines with the desired characteristics in a timely manner, GeoVax’s immuno-oncology products and preventative vaccines will be safe for human use, GeoVax’s vaccines will effectively prevent targeted infections in humans, GeoVax’s immuno-oncology products and preventative vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete development, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control.

Further information on our risk factors is contained in our registration statement on Form S-1 and the periodic reports on Form 10-Q and Form 10-K that we have filed and will file with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:

GeoVax Labs, Inc.

investor@geovax.com

678-384-7220

FINANCIAL TABLES FOLLOW

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GEOVAX LABS, INC.
Condensed Consolidated Statements of Operations Information
(amounts in thousands, except common share information)
(amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Grant and collaboration revenue	$-	$80	$82	$190

Operating expenses:
Research and development	1,307	833	2,638	1,436
General and administrative	935	733	2,114	1,805
	2,242	1,566	4,752	3,241
Loss from operations	(2,242)	(1,486)	(4,670)	(3,051)
Other income (expense), net	-	172	1	174

Net loss	$(2,242)	$(1,314)	$(4,669)	$(2,877)

Loss per common share	$(0.18)	$(0.21)	$(0.47)	$(0.49)

Condensed Consolidated Balance Sheet Information
(amounts in thousands, except common share information)

	June 30, 2022	Dec. 31, 2021
Assets:
Cash and cash equivalents	$30,902	$11,424
Other current assets	1,136	205
Total current assets	32,038	11,629
Property and other assets, net	1,203	168
Total assets	$33,241	$11,797

Liabilities and stockholders’ equity
Total liabilities	$5,368	$7,435
Stockholders’ equity	27,873	4,362
Total liabilities and stockholders’ equity	$33,241	$11,797

Common shares outstanding	16,238,739	6,381,541